Exhibit 99.1

Fourth Quarter 2015
Earnings Release
and Supplemental Information

ACC5 Data Center
Ashburn, VA

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005 (202) 728-0044 www.dft.com NYSE: DFT	Investor Relations Contact:
Jeffrey H. Foster Chief Financial Officer jfoster@dft.com (202) 478-2333

Fourth Quarter 2015 Results

Table of Contents
Earnings Release	1-7
Consolidated Statements of Operations	8
Reconciliations of Net Income to NAREIT FFO, Normalized FFO and AFFO	9
Consolidated Balance Sheets	10
Consolidated Statements of Cash Flows	11
Operating Properties	12
Lease Expirations	13
Top Customers	14
Same Store Analysis	15-16
Development Projects	17
Debt Summary and Debt Principal Repayments	18
Selected Unsecured Debt Metrics and Capital Structure	19
Common Share and Operating Partnership Unit Weighted Average Amounts Outstanding	20
2016 Guidance	21

Note: This press release supplement contains certain non-GAAP financial measures that we believe are helpful in understanding our business, as further discussed within this press release supplement. These financial measures, which include NAREIT Funds From Operations, Normalized Funds From Operations, Adjusted Funds From Operations, Net Operating Income, Cash Net Operating Income, NAREIT Funds From Operations per share, Normalized Funds From Operations per share and Adjusted Funds From Operations per share, should not be considered as an alternative to net income, operating income, earnings per share or any other GAAP measurement of performance or as an alternative to cash flows from operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity. Information included in this supplemental package is unaudited.

NEWS

DUPONT FABROS TECHNOLOGY, INC. REPORTS FOURTH QUARTER 2015 RESULTS
Record 46.83 megawatts of leasing in 2015
ACC7 Phase II opens 100% leased and commenced
Midpoint of 2016 Normalized FFO per share guidance is 12% higher than 2015

WASHINGTON, DC, - February 4, 2016 - DuPont Fabros Technology, Inc. (NYSE: DFT) announces results for the quarter ended December 31, 2015. All per share results are reported on a fully diluted basis.
Highlights

•
As of February 4, 2016, our operating portfolio was 98% leased and commenced as measured by computer room square feet ("CRSF") and 96% leased and commenced as measured by critical load (in megawatts, or "MW").

•	Quarterly Highlights:

•	Placed ACC7 Phase II into service 100% leased, totaling 8.9 MW and 51,000 CRSF.

•	Signed 12 new leases totaling 32.37 MW and 193,373 CRSF. Of this amount, 5.84 MW and 30,877 CRSF was executed after our third quarter 2015 earnings call. Included in the fourth quarter's leases were:

▪	The entire 10.40 MW and 53,397 CRSF of our ACC2 facility.

▪	The space that had been occupied by Net Data Centers ("Net"). This space is comprised of four leases totaling 4.13 MW and 38,852 CRSF.

▪	Four additional leases totaling 14.97 MW and 87,116 CRSF, resulting in ACC7 Phases I and II and CH2 Phase I being 100% leased and commenced.

▪	Two new leases at ACC5 totaling 1.45 MW and 5,213 CRSF.

▪	A pre-lease of CH2 Phase II for 1.42 MW and 8,795 CRSF.

•	As previously disclosed, extended the term of one lease at ACC7 Phase I totaling 1.49 MW and 8,461 CRSF.
Christopher Eldredge, President and Chief Executive Officer, said, “The fourth quarter of 2015 capped a record-breaking year for DFT. New and existing customers leased 32 megawatts of data center capacity from us in the fourth quarter, pushing the company’s 2015 leasing totals to a historic high of 47 megawatts.  Customer demand for our new developments proved particularly strong. We have fully leased the first two phases of ACC7 and the first phase of CH2 with GAAP returns of 13% – 100 basis points over our target yields. These results provide strong momentum as we enter 2016 and support our confidence in the prospects for the 30 megawatts of data center capacity we have under development.”

Fourth Quarter 2015 Results
For the quarter ended December 31, 2015, we incurred a loss of $1.23 per share which included an impairment charge of $1.52 per share resulting from our decision to market the NJ1 data center for sale. Excluding the impairment charge, earnings were $0.29 per share, compared to $0.28 per share in the fourth quarter of 2014. The increase in earnings per share was primarily due to new leases that commenced in 2015, partially offset by a decline of $0.05 per share from ACC2 being vacant in the fourth quarter of 2015. The new lease at ACC2 commenced in January 2016. Revenues increased 7%, or $7.9 million, to $115.9 million for the fourth quarter of 2015 over the fourth quarter of 2014. The increase in revenues was primarily due to new leases commencing, partially offset by the ACC2 vacancy.
The impairment charge described above is excluded from the calculation of Funds from Operation, or FFO, as well as our calculation of Normalized FFO. Normalized FFO for the quarter ended December 31, 2015 was $0.61 per share compared to $0.58 per share for the fourth quarter of 2014. Normalized FFO increased $0.03 per share, or 5%, from the prior year quarter primarily due to the following:

•	Increased operating income excluding depreciation of $0.01 per share which includes the negative impact of $0.05 per share from the vacancy of ACC2 for the entire quarter,

•	Bad debt expense of $0.05 in the fourth quarter of 2014 related to Net, a former customer in bankruptcy, partially offset by

•	Increased interest expense of $0.03 per share due to a higher level of outstanding debt related to development financing.
Adjusted FFO ("AFFO") for the quarter ended December 31, 2015 was $0.60 per share compared to $0.62 per share in the fourth quarter of 2014. AFFO decreased $0.02 per share, or 3% from the prior year. The decrease was primarily due to the following:

•	A lower add-back of $0.04 per share of straight-line revenue resulting from new leases signed in 2015 and the expiration of the Yahoo! lease at ACC2,

•	Increased capital expenditures at our operating data center facilities of $0.02 per share, partially offset by

•	Lower amortization of below market value lease contracts of $0.01 per share resulting from the expiration of the Yahoo! lease at ACC2,

•	Increased Normalized FFO of $0.03 per share.
On February 23, 2015, Net filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Court”), Case No. 2:15-bk-12690-BB. At that time, Net leased and occupied space at our ACC4, ACC5, VA3 and NJ1 data center facilities. Specifically, Net leased 6.26 MW and 38,852 CRSF in the aggregate from us. Net rejected these leases as of June 30, 2015, with Net remaining in possession pursuant to a revenue sharing arrangement with us. In 2015, Net paid us $3.8 million under this revenue sharing agreement. This agreement was terminated upon the sale of Net's east coast business.
On October 20, 2015, Anexio Data Centers (“Anexio”) purchased Net's east coast business for $4.5 million in cash and other consideration. The operations of this business are located in four of our data center facilities: ACC4 and ACC5 in Ashburn, Virginia; VA3 in Reston, Virginia and NJ1 in Piscataway, New Jersey. In connection with this purchase, Anexio has entered into new leases with us at each of these locations totaling 4.13 MW and 38,852 CRSF in the aggregate. These leases commenced on October 20, 2015 and run through December 31, 2023, and resulted in our having an additional 2.13 MW available for lease, which was comprised of 0.93 MW in ACC4, 0.07 MW in ACC5 and 1.13 MW in NJ1. In the fourth quarter of 2015, we re-leased the ACC5 critical load. The rent of the new leases compared to the rejected Net leases results in a 33.9% reduction in cash base rent and an 18.1% reduction in GAAP base rent.

We also have a $6.5 million note receivable from Net, of which $5.1 million is reserved and represents 79% of the outstanding note balance. We did not add to this reserve in the fourth quarter, but will continue to monitor it each quarter.
Full Year 2015 Results
For the year ended December 31, 2015, we incurred a loss of $0.40 per share compared to earnings of $1.18 per share in 2014. Earnings per share for 2015 were negatively impacted by:

•	An impairment charge of $1.52 per share resulting from our decision to market the NJ1 data center for sale,

•
$0.13 per share related to Net’s February 2015 bankruptcy filing, which resulted in the loss of $0.10 per share of revenue that otherwise would have been recognized in 2015, and $0.03 per share of non-cash write-offs incurred when Net rejected its leases with us, and

•	Charges of $0.08 per share for severance expense and equity accelerations.
Earnings per share for 2014 was negatively impacted by $0.05 per share of bad debt expense related to Net. Excluding these items, earnings per share for 2015 increased $0.10 per share, or 8%.
Revenues increased 8%, or $34.8 million, to $452.4 million for 2015 compared to 2014. The increase in revenues was primarily due to new leases commencing, an increase in a la carte revenue and an increase in recoveries from tenants due to higher real estate taxes, partially offset by impact of Net's bankruptcy filing noted above and the vacancy of ACC2 in the fourth quarter of 2015.
Normalized FFO for the year ended December 31, 2015 was $2.46 per share compared to $2.39 per share for 2014. Normalized FFO adds back the $0.08 per share recognized in 2015 for the severance expense and equity accelerations noted above and the $0.02 per share loss on early extinguishment of debt in 2014. Normalized FFO increased $0.07 per share, or 3%, from the prior year period primarily due to the following:

•
Increased operating income excluding depreciation of $0.23 per share which includes the negative impact of $0.05 per share from the vacancy of ACC2, but excludes the negative impact from Net's bankruptcy filing,

•	Bad debt expense of $0.05 in 2014 related to Net, partially offset by

•	Revenue of $0.10 per share not recognized from Net,

•	Write-off of $0.02 per share in 2015 of straight-line receivables and intangible assets related to leases with Net, and

•	Increased interest expense of $0.09 per share due to a higher level of outstanding debt related to development financing.
AFFO for the year ended December 31, 2015 was $2.64 per share compared to $2.50 per share in 2014. AFFO increased $0.14 per share, or 6% from the prior year. The increase was primarily due to the following:

•	Increased Normalized FFO of $0.07 per share,

•
Increased add-back of straight-line revenue as a result of rent received from Net not recognized as revenue and increased cash rents totaling $0.06 per share and other smaller miscellaneous items of $0.01 per share,

•	Add-back of non-cash write-offs of Net's straight-line receivables and intangible assets of $0.02 per share,

•	Lower amortization of below market value lease contracts of $0.01 per share resulting from the expiration of the Yahoo! lease at ACC2, partially offset by

•	Increased capital expenditures at our operating data center facilities of $0.02 per share, and

•	Lower stock compensation expense add-back of $0.01 per share.

Portfolio Update
During the fourth quarter 2015, we:

•	Signed 12 leases with a weighted average lease term of 6.4 years totaling 32.37 MW and 193,373 CRSF.

•	Three of these leases were at ACC7 totaling 8.97 MW and 51,278 CRSF. All three leases commenced in the fourth quarter of 2015, and ACC7 Phases I and II are 100% leased and commenced.

•	One lease was at CH2 Phase I for 6.00 MW and 35,838 CRSF. This lease commenced in the fourth quarter of 2015, and CH2 Phase I is 100% leased and commenced.

•	One pre-lease was at CH2 Phase II for 1.42 MW and 8,795 CRSF. This lease is expected to commence upon the opening of CH2 Phase II in the second quarter of 2016.

•
Two leases were at ACC5 totaling 1.45 MW and 5,213 CRSF. One lease is in space that was returned to the Company in July 2015, and this lease commenced in the fourth quarter of 2015. The other lease represents excess power left over from the releasing of the space described above that had been leased to Net, which will commence in the first quarter of 2016.

•
One lease was for the entire 10.4 MW and 53,397 CRSF at ACC2, the space recently vacated by Yahoo!. The new lease at ACC2 commenced in January 2016. Compared to the lease rates in effect at the expiration of Yahoo’s! lease, cash base rents for the new lease will be 41.4% lower and GAAP base rents will be 12.6% lower. Total rents including operating expense recovery will be 31.4% lower for cash and 9.6% lower for GAAP. We believe that this magnitude of decline is specific to the ACC2 data center facility and will not be applicable to the remaining portfolio. ACC2 is our smallest data center facility and, primarily for that reason, has the highest cost of operations and cooling. Although base rent had to be decreased to make ACC2 market-competitive, on a total cost of occupancy basis - the total of base rent, operating costs and cooling - ACC2’s new customer will pay as much at ACC2 as a super wholesale customer would pay at ACC7.

•
Four leases were with the purchaser of Net's east coast business, Anexio, at ACC4, ACC5, NJ1 and VA3, totaling 4.13 MW and 38,852 CRSF in the aggregate, as described above. These leases commenced in the fourth quarter of 2015.

•
Extended the term of one lease at ACC7 Phase I totaling 1.49 MW and 8,461 CRSF. This lease was scheduled to expire in 2017 and was extended 4.2 years to now expire in 2021. Compared to the rate in effect at the time of renewal, cash base rent will be 10.0% lower upon the expiration of the original lease term. GAAP base rent will be 2.1% lower immediately.

In 2015, we:

•
Signed 19 leases with a weighted average lease term of 6.6 years totaling 46.83 MW and 269,973 CRSF that are expected to generate approximately $56.7 million of annualized GAAP base rent revenue which is equivalent to a GAAP rate of $101 per kW per month.

•	Commenced 19 leases totaling 41.56 MW and 239,197 CRSF.

•
Extended the terms of seven leases totaling 12.24 MW and 69,081 CRSF by a weighted average of 3.0 years. Compared to the rates in effect when each of the extensions were executed, cash base rents will be an average of 5.4% higher upon the expiration of the original lease terms. GAAP base rents will be an average of 4.5% higher immediately. The average GAAP base rent rate related to these extensions was $110 per kW per month.

Development Update
We are currently developing ACC7 Phase III (11.9 MW), CH2 Phase II (5.7 MW) which is 25% pre-leased and CH2 Phase III (12.5 MW). We anticipate that ACC7 Phase III and CH2 Phase II will be placed into service in the second quarter of 2016, and that CH2 Phase III will be placed into service in the third quarter of 2016.
In February 2016, we purchased two parcels of land in Ashburn, VA totaling 44.0 acres for $20.2 million. One of these parcels is inside our Ashburn Corporate Campus and one is adjacent to it. This land is being held for the future development of two new data center facilities to be known as ACC9 and ACC10, and a powered base shell or build-to-suit development.
Balance Sheet and Liquidity
As of February 4, 2016, we have borrowed $40 million under our line of credit leaving $660 million available for additional borrowings.
The Board approved a common stock repurchase program of $120 million for 2015, of which we purchased $31.9 million in the first quarter of 2015 at an average price of $31.80. No shares were purchased during the remainder of 2015. This program expired at the end of 2015 and has not been reauthorized.
Dividend
Our fourth quarter 2015 dividend of $0.47 per share was 12% higher than our third quarter dividend and was paid on January 15, 2016 to shareholders of record as of December 30, 2015. The anticipated 2016 annualized dividend of $1.88 per share represents an estimated AFFO payout ratio of 67% at the midpoint of our current 2016 guidance and a yield of approximately 6% based on our current stock price.
First Quarter and Full Year 2016 Guidance
We are establishing our 2016 Normalized FFO guidance range at $2.65 to $2.85 per share. Key assumptions included in this guidance are:

•
Both the higher end and lower end of the range include $0.08 per share from current leases at NJ1. If NJ1 is sold in 2016, guidance will be adjusted for the loss of this income and for the application of the sales proceeds to lower borrowings under our line of credit.

•	The low end of the range assumes no new leasing and the high end of the range assumes $0.19 per share from new leases.

•	Opening CH2 Phase II in April 2016, ACC7 Phase III in June 2016 and CH2 Phase III in July 2016.
The midpoint of our 2016 Normalized FFO guidance range is $2.75 per share which is $0.29 higher than 2015's Normalized FFO per share of $2.46, an increase of 12%. This is due to the following assumptions:

•
Increased operating income excluding depreciation, and general and administrative expenses of $0.56 per share which includes $0.37 per share from leases already executed and $0.19 per share from new leases, partially offset by

•	Increased interest expense of $0.21 per share due to higher levels of outstanding debt to fund our development plan and increases in interest rates, and

•	Increased general and administrative expenses of $0.06 per share from investments in personnel to execute on our strategic plan.
Our Normalized FFO guidance range is $0.66 to $0.68 per share for the first quarter of 2016. The midpoint of this range is $0.06 higher than Normalized FFO per share in the fourth quarter of 2015. This is due to the following assumptions:

•	Increased operating income excluding depreciation and general and administrative expenses of $0.07 per share, half of which is from the commencement of the new ACC2 lease, partially offset by

•	Increased general and administrative expenses of $0.01 per share from investments in personnel to execute our strategic plan.
Our 2016 AFFO guidance range is $2.70 to $2.90 per share. The midpoint is $2.80 per share which is $0.17 per share higher than 2015's AFFO of $2.63 per share, an increase of 6%. This is due to the following assumptions:

•	Increased Normalized FFO of $0.29 per share,

•	Increased add-back of stock based compensation of $0.01 per share,

•	Increased add-back of amortization of deferred financing costs of $0.01 per share, partially offset by

•
Decreased add-back of straight-line revenues of $0.11 per share primarily due to higher straight-line revenue from the new ACC2 lease and $0.06 per share recovered from Net in 2015 which was applied to straight-line receivables, and

•	Increased improvements to real estate of $0.03 per share due to projects at ACC2 and CH1.
Our AFFO guidance range is $0.64 to $0.66 per share for the first quarter of 2016. The midpoint of the range is $0.05 per share higher than fourth quarter 2015 AFFO per share. This is due to following assumptions:

•	Increase in midpoint of Normalized FFO of $0.06 per share, partially offset by

•	Reduction of straight-line revenues of $0.01 per share.
The assumptions underlying Normalized FFO and AFFO guidance can be found on the last page of this earnings release.
Fourth Quarter 2015 Conference Call and Webcast Information
We will host a conference call to discuss these results today, Thursday, February 4, 2016 at 11:00 a.m. ET. To access the live call, please visit the Investor Relations section of our website at www.dft.com or dial 1-877-662-0063 (domestic) or 1-503-406-4459 (international) and entering the conference ID #5325299. A replay will be available for seven days by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The webcast will be archived on our website for one year at www.dft.com on the Presentations & Webcasts page.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's 12 data centers are located in four major U.S. markets, which total 3.0 million gross square feet and 266 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT), is headquartered in Washington, DC.  For more information, please visit www.dft.com.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We face many risks that could cause our actual performance to differ materially from the results contemplated by our forward-looking statements, including, without limitation, the risk that the assumptions underlying our full year and first quarter 2016 guidance are not realized, the risks related to the leasing of available space to third-party customers, including delays in executing new leases, failure to negotiate leases on terms that will enable us to achieve our expected returns and declines in rental rates at new and existing facilities, risks related to the collection of accounts and notes receivable, the risk that we may be unable to obtain new financing on favorable terms to facilitate, among other things, future development projects, the risks commonly associated with construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments), risks relating to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements, the risk that we will not declare and pay dividends as anticipated for future periods and the risk that we may not be able to maintain our qualification as a REIT for federal tax purposes. The periodic reports that we file with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2014 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015 contain detailed descriptions of these and many other risks to which we are subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, our actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by our forward-looking statements. The information set forth in this news release represents our expectations and intentions only as of the date of this press release. We assume no responsibility to issue updates to the contents of this press release.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Revenues:
Base rent	$77,539	$73,789	$298,585	$285,716
Recoveries from tenants	36,527	31,989	139,537	124,853
Other revenues	1,857	2,199	14,278	7,023
Total revenues	115,923	107,977	452,400	417,592
Expenses:
Property operating costs	35,689	30,335	130,051	117,339
Real estate taxes and insurance	4,948	3,209	21,335	14,195
Depreciation and amortization	26,399	25,109	104,044	96,780
General and administrative	4,831	4,512	18,064	17,181
Impairment on investment in real estate	122,472	—	122,472	—
Other expenses	1,107	5,233	16,859	9,222
Total expenses	195,446	68,398	412,825	254,717
Operating (loss) income	(79,523)	39,579	39,575	162,875
Interest income	9	3	60	116
Interest:
Expense incurred	(11,528)	(9,136)	(40,570)	(33,699)
Amortization of deferred financing costs	(911)	(709)	(3,151)	(2,980)
Loss on early extinguishment of debt	—	—	—	(1,701)
Net (loss) income	(91,953)	29,737	(4,086)	124,611
Net loss (income) attributable to redeemable noncontrolling interests – operating partnership	18,894	(4,389)	5,993	(18,704)
Net (loss) income attributable to controlling interests	(73,059)	25,348	1,907	105,907
Preferred stock dividends	(6,812)	(6,812)	(27,245)	(27,245)
Net (loss) income attributable to common shares	$(79,871)	$18,536	$(25,338)	$78,662
Earnings per share – basic:
Net (loss) income attributable to common shares	$(1.23)	$0.28	$(0.40)	$1.19
Weighted average common shares outstanding	65,164,060	65,599,091	65,184,013	65,486,108
Earnings per share – diluted:
Net (loss) income attributable to common shares	$(1.23)	$0.28	$(0.40)	$1.18
Weighted average common shares outstanding	65,164,060	66,581,720	65,184,013	66,086,379
Dividends declared per common share	$0.47	$0.42	$1.73	$1.47

DUPONT FABROS TECHNOLOGY, INC.
RECONCILIATIONS OF NET INCOME TO NAREIT FFO, NORMALIZED FFO AND AFFO (1)
(unaudited and in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net (loss) income	$(91,953)	$29,737	$(4,086)	$124,611
Depreciation and amortization	26,399	25,109	104,044	96,780
Less: Non real estate depreciation and amortization	(197)	(155)	(700)	(707)
Impairment on investment in real estate	122,472	—	122,472	—
NAREIT FFO	56,721	54,691	221,730	220,684
Preferred stock dividends	(6,812)	(6,812)	(27,245)	(27,245)
NAREIT FFO attributable to common shares and common units	49,909	47,879	194,485	193,439
Severance expense and equity acceleration	—	—	6,124	—
Loss on early extinguishment of debt	—	—	—	1,701
Normalized FFO attributable to common shares and common units	49,909	47,879	200,609	195,140
Straight-line revenues, net of reserve	14	3,377	13,424	7,673
Amortization and write-off of lease contracts above and below market value	(117)	(598)	(880)	(2,393)
Compensation paid with Company common shares	1,313	1,546	5,268	6,191
Non real estate depreciation and amortization	197	155	700	707
Amortization of deferred financing costs	911	709	3,151	2,980
Improvements to real estate	(1,026)	167	(3,459)	(1,916)
Capitalized leasing commissions	(2,174)	(2,250)	(4,200)	(4,149)
AFFO attributable to common shares and common units	$49,027	$50,985	$214,613	$204,233
NAREIT FFO attributable to common shares and common units per share – diluted	$0.61	$0.58	$2.39	$2.37
Normalized FFO attributable to common shares and common units per share – diluted	$0.61	$0.58	$2.46	$2.39
AFFO attributable to common shares and common units per share – diluted	$0.60	$0.62	$2.64	$2.50
Weighted average common shares and common units outstanding – diluted	81,369,758	82,255,562	81,414,764	81,770,189

(1) Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We also present FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.
We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.
While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions.
We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding severance expense and equity accelerations, gain or loss on early extinguishment of debt and gain or loss on derivative instruments. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization and write-offs net of above market lease amortization and write-offs, non real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	December 31, 2015	December 31, 2014

ASSETS
Income producing property:
Land	$94,203	$83,793
Buildings and improvements	2,736,936	2,623,539
	2,831,139	2,707,332
Less: accumulated depreciation	(560,837)	(504,869)
Net income producing property	2,270,302	2,202,463
Construction in progress and land held for development	300,939	358,965
Net real estate	2,571,241	2,561,428
Cash and cash equivalents	31,230	29,598
Rents and other receivables, net	9,588	8,113
Deferred rent, net	128,941	142,365
Lease contracts above market value, net	6,029	8,054
Deferred costs, net	23,774	24,874
Prepaid expenses and other assets	44,689	48,295
Total assets	$2,815,492	$2,822,727
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$—	$60,000
Mortgage notes payable, net of deferred financing costs	114,075	113,667
Unsecured term loan, net of deferred financing costs	249,172	248,945
Unsecured notes payable, net of discount and deferred financing costs	834,963	588,767
Accounts payable and accrued liabilities	32,301	26,973
Construction costs payable	22,043	32,949
Accrued interest payable	11,821	10,759
Dividend and distribution payable	43,906	39,981
Lease contracts below market value, net	4,132	7,037
Prepaid rents and other liabilities	67,477	65,174
Total liabilities	1,379,890	1,194,252
Redeemable noncontrolling interests – operating partnership	479,189	513,134
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized:
Series A cumulative redeemable perpetual preferred stock, 7,400,000 issued and outstanding at December 31, 2015 and 2014	185,000	185,000
Series B cumulative redeemable perpetual preferred stock, 6,650,000 issued and outstanding at December 31, 2015 and 2014	166,250	166,250
Common stock, $.001 par value, 250,000,000 shares authorized, 66,105,650 shares issued and outstanding at December 31, 2015 and 66,061,804 shares issued and outstanding at December 31, 2014	66	66
Additional paid in capital	684,968	764,025
Accumulated deficit	(79,871)	—
Total stockholders’ equity	956,413	1,115,341
Total liabilities and stockholders’ equity	$2,815,492	$2,822,727

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended December 31,
	2015	2014
Cash flow from operating activities
Net (loss) income	$(4,086)	$124,611
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	104,044	96,780
Impairment on investment in real estate	122,472	—
Loss on early extinguishment of debt	—	1,701
Straight-line revenues, net of reserve	13,424	7,673
Amortization of deferred financing costs	3,151	2,980
Amortization and write-off of lease contracts above and below market value	(880)	(2,393)
Compensation paid with Company common shares	9,303	6,191
Changes in operating assets and liabilities
Rents and other receivables	(1,475)	4,561
Deferred costs	(4,233)	(2,552)
Prepaid expenses and other assets	4,901	(5,637)
Accounts payable and accrued liabilities	5,053	1,395
Accrued interest payable	1,062	776
Prepaid rents and other liabilities	2,285	8,427
Net cash provided by operating activities	255,021	244,513
Cash flow from investing activities
Investments in real estate – development	(217,339)	(265,374)
Land acquisition costs	(8,600)	—
Interest capitalized for real estate under development	(11,564)	(9,644)
Improvements to real estate	(3,459)	(1,916)
Additions to non-real estate property	(753)	(316)
Net cash used in investing activities	(241,715)	(277,250)
Cash flow from financing activities
Line of credit:
Proceeds	120,000	60,000
Repayments	(180,000)	—
Unsecured term loan:
Proceeds	—	96,000
Unsecured notes payable:
Proceeds	248,012	—
Payments of financing costs	(4,740)	(3,829)
Equity compensation proceeds	249	4,363
Common stock repurchases	(31,912)	—
Dividends and distributions:
Common shares	(110,126)	(85,422)
Preferred shares	(27,245)	(27,245)
Redeemable noncontrolling interests – operating partnership	(25,912)	(20,265)
Net cash (used in) provided by financing activities	(11,674)	23,602
Net increase (decrease) in cash and cash equivalents	1,632	(9,135)
Cash and cash equivalents, beginning	29,598	38,733
Cash and cash equivalents, ending	$31,230	$29,598
Supplemental information:
Cash paid for interest	$51,073	$42,567
Deferred financing costs capitalized for real estate under development	$737	$601
Construction costs payable capitalized for real estate under development	$22,043	$32,949
Redemption of operating partnership units	$9,544	$6,100
Adjustments to redeemable noncontrolling interests - operating partnership	$8,105	$136,117

DUPONT FABROS TECHNOLOGY, INC.
Operating Properties
As of January 1, 2016

Property	Property Location	Year Built/ Renovated	Gross Building Area (2)	Computer Room Square Feet ("CRSF") (2)	CRSF % Leased (3)	CRSF % Commenced (4)	Critical Load MW (5)	Critical Load % Leased (3)	Critical Load % Commenced (4)
Stabilized (1)
ACC2	Ashburn, VA	2001/2005	87,000	53,000	100%	100%	10.4	100%	100%
ACC3	Ashburn, VA	2001/2006	147,000	80,000	100%	100%	13.9	100%	100%
ACC4	Ashburn, VA	2007	347,000	172,000	100%	100%	36.4	97%	97%
ACC5	Ashburn, VA	2009-2010	360,000	176,000	99%	99%	36.4	100%	99%
ACC6	Ashburn, VA	2011-2013	262,000	130,000	100%	100%	26.0	100%	100%
ACC7 Phases I/II	Ashburn, VA	2014-2015	224,000	118,000	100%	100%	21.9	100%	100%
CH1	Elk Grove Village, IL	2008-2012	485,000	231,000	100%	100%	36.4	100%	100%
CH2 Phase I	Elk Grove Village, IL	2015	94,000	45,000	100%	100%	7.4	100%	100%
NJ1 Phase I	Piscataway, NJ	2010	180,000	88,000	70%	70%	18.2	52%	52%
SC1	Santa Clara, CA	2011-2015	360,000	173,000	100%	100%	36.6	100%	100%
VA3	Reston, VA	2003	256,000	147,000	94%	94%	13.0	95%	95%
VA4	Bristow, VA	2005	230,000	90,000	100%	100%	9.6	100%	100%
Total Operating Properties			3,032,000	1,503,000	98%	98%	266.2	96%	96%

(1)	Stabilized operating properties are either 85% or more leased and commenced or have been in service for 24 months or greater.

(2)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers' computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers.

(3)
Percentage leased is expressed as a percentage of CRSF or critical load, as applicable, that is subject to an executed lease. Leases executed as of January 1, 2016 represent $335 million of base rent on a GAAP basis and $341 million of base rent on a cash basis over the next twelve months. Both amounts include $18 million of revenue from management fees over the next twelve months.

(4)	Percentage commenced is expressed as a percentage of CRSF or critical load, as applicable, where the lease has commenced under generally accepted accounting principles.

(5)
Critical load (also referred to as IT load or load used by customers' servers or related equipment) is the power available for exclusive use by customers expressed in terms of megawatt, or MW, or kilowatt, or kW (1 MW is equal to 1,000 kW).

DUPONT FABROS TECHNOLOGY, INC.
Lease Expirations
As of January 1, 2016

The following table sets forth a summary schedule of lease expirations at our operating properties for each of the ten calendar years beginning with 2016. The information set forth in the table below assumes that customers exercise no renewal options and takes into account customers’ early termination options in determining the life of their leases under GAAP.

Year of Lease Expiration	Number of Leases Expiring (1)	CRSF of Expiring Commenced Leases (in thousands) (2)	% of Leased CRSF	Total kW of Expiring Commenced Leases (2)	% of Leased kW	% of Annualized Base Rent (3)
2016	2	9	0.6%	1,679	0.7%	0.9%
2017	12	76	5.2%	12,419	4.9%	4.9%
2018	21	180	12.3%	34,017	13.3%	13.5%
2019	20	291	19.8%	51,740	20.2%	21.0%
2020	15	182	12.4%	32,404	12.7%	12.7%
2021	16	280	19.1%	48,194	18.9%	17.6%
2022	8	106	7.2%	18,509	7.2%	7.1%
2023	9	103	7.0%	14,455	5.7%	4.9%
2024	8	112	7.6%	19,279	7.5%	9.0%
2025	3	47	3.2%	7,172	2.8%	3.4%
After 2025	6	80	5.6%	15,684	6.1%	5.0%
Total	120	1,466	100%	255,552	100%	100%

(1)	Represents 37 customers with 120 lease expiration dates.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. One MW is equal to 1,000 kW.

(3)	Annualized base rent represents the monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of January 1, 2016.

DUPONT FABROS TECHNOLOGY, INC.
Top 15 Customers
As of January 1, 2016

The following table presents our top 15 customers based on annualized monthly contractual base rent at our operating properties as of January 1, 2016:

	Customer	Number of Buildings	Number of Markets	Remaining Term	% of Annualized Base Rent (1)
1	Microsoft	7	3	5.6	22.9%
2	Facebook	4	1	4.9	21.3%
3	Rackspace	3	2	9.6	9.5%
4	Fortune 25 Investment Grade Rated Company	3	3	4.6	9.5%
5	Yahoo! (2)	2	2	2.2	6.9%
6	Fortune 1000 leading Software as a Service (SaaS) Provider, Not Rated	4	2	6.6	5.9%
7	Server Central	1	1	5.6	2.6%
8	Dropbox	1	1	3.0	1.7%
9	IAC	1	1	3.3	1.6%
10	Anexio	4	2	8.0	1.4%
11	Symantec	2	1	1.5	1.4%
12	Fortune 25 Investment Grade Rated Company	2	2	5.2	1.2%
13	Zynga (3)	1	1	0.3	1.2%
14	UBS	1	1	9.5	1.1%
15	Sanofi Aventis	2	1	5.5	0.9%
Total					89.1%

(1)	Annualized base rent represents monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of January 1, 2016.

(2)	Comprised of a lease at ACC4 which is 6.3% of annualized base rent that has been fully subleased to another DFT customer and a lease at NJ1 which is 0.6% of annualized base rent.

(3)	Comprised of leases at ACC5 that have been fully subleased to another DFT customer.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis
($ in thousands)

Same Store Properties	Three Months Ended					Year Ended
	31-Dec-15	31-Dec-14	% Change	30-Sep-15	% Change	31-Dec-15	31-Dec-14	% Change
Revenue:
Base rent	$70,895	$72,742	(2.5)%	$73,398	(3.4)%	$285,447	$284,430	0.4%
Recoveries from tenants	35,364	31,886	10.9%	34,595	2.2%	137,337	124,750	10.1%
Other revenues	528	473	11.6%	494	6.9%	1,983	1,849	7.2%
Total revenues	106,787	105,101	1.6%	108,487	(1.6)%	424,767	411,029	3.3%

Expenses:
Property operating costs	33,334	29,372	13.5%	31,232	6.7%	123,627	115,862	6.7%
Real estate taxes and insurance	4,646	2,863	62.3%	5,111	(9.1)%	20,456	13,723	49.1%
Other expenses	137	1,513	N/M	10	N/M	191	1,608	(88.1)%
Total expenses	38,117	33,748	12.9%	36,353	4.9%	144,274	131,193	10.0%

Net operating income (1)	68,670	71,353	(3.8)%	72,134	(4.8)%	280,493	279,836	0.2%

Straight-line revenues, net of reserve	3,612	2,594	39.2%	4,394	(17.8)%	15,837	7,127	N/M
Amortization of lease contracts above and below market value	(116)	(598)	(80.6)%	(585)	N/A	(879)	(2,393)	(63.3)%

Cash net operating income (1)	$72,166	$73,349	(1.6)%	$75,943	(5.0)%	$295,451	$284,570	3.8%

Note: Same Store Properties represent those properties placed into service on or before January 1, 2014 and excludes ACC7 and CH2.

Same Store, Same Capital Properties	Three Months Ended					Year Ended
	31-Dec-15	31-Dec-14	% Change	30-Sep-15	% Change	31-Dec-15	31-Dec-14	% Change
Revenue:
Base rent	$60,542	$65,087	(7.0)%	$62,998	(3.9)%	$247,309	$258,432	(4.3)%
Recoveries from tenants	27,163	26,706	1.7%	26,266	3.4%	107,428	107,049	0.4%
Other revenues	487	443	9.9%	464	5.0%	1,853	1,732	7.0%
Total revenues	88,192	92,236	(4.4)%	89,728	(1.7)%	356,590	367,213	(2.9)%

Expenses:
Property operating costs	26,124	24,872	5.0%	24,681	5.8%	99,692	100,033	(0.3)%
Real estate taxes and insurance	3,126	1,918	63.0%	3,219	(2.9)%	12,589	10,626	18.5%
Other expenses	137	1,510	N/M	9	N/M	173	1,587	(89.1)%
Total expenses	29,387	28,300	3.8%	27,909	5.3%	112,454	112,246	0.2%

Net operating income (1)	58,805	63,936	(8.0)%	61,819	(4.9)%	244,136	254,967	(4.2)%

Straight-line revenues, net of reserve	3,883	3,270	18.7%	4,329	(10.3)%	16,606	8,476	N/M
Amortization of lease contracts above and below market value	(116)	(598)	(80.6)%	(585)	N/A	(879)	(2,393)	(63.3)%

Cash net operating income (1)	$62,572	$66,608	(6.1)%	$65,563	(4.6)%	$259,863	$261,050	(0.5)%

Note: Same Store, Same Capital properties represent those properties placed into service on or before January 1, 2014 and have less than 10% of additional critical load developed after January 1, 2014. Excludes SC1, ACC7 and CH2.

(1) See next page for a reconciliation of Net Operating Income and Cash Net Operating Income to GAAP measures.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis - Reconciliations of Operating Income
to Net Operating Income and Cash Net Operating Income (1)
($ in thousands)

Reconciliation of Operating Income to Same Store Net Operating Income and Cash Net Operating Income

	Three Months Ended			Year Ended
	31-Dec-15	31-Dec-14	30-Sep-15	31-Dec-15	31-Dec-14
Operating (loss) income	$(79,523)	$39,579	$42,978	$39,575	$162,875

Add-back: non-same store operating loss	4,512	7,707	4,464	23,482	22,396

Same Store:
Operating (loss) income	(75,011)	47,286	47,442	63,057	185,271

Depreciation and amortization	24,414	24,067	24,692	98,169	94,565
Impairment on investment in real estate	119,267	—	—	119,267	—

Net operating income	68,670	71,353	72,134	280,493	279,836

Straight-line revenues, net of reserve	3,612	2,594	4,394	15,837	7,127
Amortization of lease contracts above and below market value	(116)	(598)	(585)	(879)	(2,393)

Cash net operating income	$72,166	$73,349	$75,943	$295,451	$284,570

Reconciliation of Operating Income to Same Store, Same Capital Net Operating Income and Cash Net Operating Income

	Three Months Ended			Year Ended
	31-Dec-15	31-Dec-14	30-Sep-15	31-Dec-15	31-Dec-14
Operating (loss) income	$(79,523)	$39,579	$42,978	$39,575	$162,875

Add-back: non-same store operating (income) loss	(1,564)	3,118	(2,110)	885	7,200

Same Store:
Operating (loss) income	(81,087)	42,697	40,868	40,460	170,075

Depreciation and amortization	20,625	21,239	20,951	84,409	84,892
Impairment on investment in real estate	119,267	—	—	119,267	—

Net operating income	58,805	63,936	61,819	244,136	254,967

Straight-line revenues, net of reserve	3,883	3,270	4,329	16,606	8,476
Amortization of lease contracts above and below market value	(116)	(598)	(585)	(879)	(2,393)

Cash net operating income	$62,572	$66,608	$65,563	$259,863	$261,050
(1) Net Operating Income ("NOI") represents total revenues less property operating costs, real estate taxes and insurance, and other expenses (each as reflected in the consolidated statements of operations) for the properties included in the analysis. Cash Net Operating Income ("Cash NOI") is NOI less straight-line revenues, net of reserve and amortization of lease contracts above and below market value for the properties included in the analysis.
We use NOI and Cash NOI as supplemental performance measures because, in excluding depreciation and amortization, impairment charges on depreciable real estate assets and gains and losses from property dispositions, each provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. However, because NOI and Cash NOI exclude depreciation and amortization, impairment charges on depreciable real estate assets and gains and losses from property dispositions, and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of NOI and Cash NOI as a measure of our performance is limited.
Other REITs may not calculate NOI and Cash NOI in the same manner we do and, accordingly, our NOI and Cash NOI may not be comparable to the NOI and Cash NOI of other REITs. NOI and Cash NOI should not be considered as an alternative to operating income (as computed in accordance with GAAP).

DUPONT FABROS TECHNOLOGY, INC.
Development Projects
As of December 31, 2015
($ in thousands)

Property	Property Location	Gross Building Area (1)	CRSF (2)	Critical Load MW (3)	Estimated Total Cost (4)	Construction in Progress & Land Held for Development (5)	CRSF % Pre- leased	Critical Load % Pre- leased

Current Development Projects
ACC7 Phase III	Ashburn, VA	126,000	68,000	11.9	$100,000 - $104,000	$84,622	—%	—%
CH2 Phase II	Elk Grove Village, IL	74,000	35,000	5.7	60,000 - 64,000	53,880	25%	25%
CH2 Phase III	Elk Grove Village, IL	168,000	80,000	12.5	140,000 - 144,000	88,336	—%	—%
		368,000	183,000	30.1	300,000 - 312,000	226,838

Future Development Projects/Phases
ACC7 Phase IV	Ashburn, VA	96,000	52,000	7.9	35,993	35,993
NJ1 Phase II (6)	Piscataway, NJ	180,000	88,000	18.2	18,273	18,273
		276,000	140,000	26.1	54,266	54,266
Land Held for Development
ACC8	Ashburn, VA	100,000	50,000	10.4		4,243
CH3 (7)	Elk Grove Village, IL	214,000	119,000	22.0		8,320
SC2 (8)	Santa Clara, CA	150,000	69,000	16.0		7,272
		464,000	238,000	48.4		19,835
Total		1,108,000	561,000	104.6		$300,939

(1)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers’ computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(3)
Critical load (also referred to as IT load or load used by customers’ servers or related equipment) is the power available for exclusive use by customers expressed in terms of MW or kW (1 MW is equal to 1,000 kW). The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(4)
Current development projects include land, capitalization for construction and development and capitalized interest and operating carrying costs, as applicable, upon completion. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.

(5)
Amount capitalized as of December 31, 2015. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.

(6)	NJ1 is being marketed for sale. Accordingly, we do not believe that we will develop the second phase of this data center prior to the sale.

(7)	Amounts listed for gross building area, CRSF and critical load are current estimates.

(8)
Amounts listed for gross building area, CRSF and critical load are current estimates. We are currently evaluating the best use for this land. Options include a stand-alone data center, an additional phase of SC1 or a powered base shell.

DUPONT FABROS TECHNOLOGY, INC.
Debt Summary as of December 31, 2015
($ in thousands)

	December 31, 2015
	Amounts (1)	% of Total	Rates	Maturities (years)
Secured	$115,000	9%	2.0%	2.2
Unsecured	1,100,000	91%	4.9%	5.6
Total	$1,215,000	100%	4.6%	5.3

Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	49%	5.9%	5.7
Unsecured Notes due 2023 (2)	250,000	21%	5.6%	7.5
Fixed Rate Debt	850,000	70%	5.8%	6.2
Floating Rate Debt:
Unsecured Credit Facility	—	—%	—%	2.4
Unsecured Term Loan	250,000	21%	1.7%	3.6
ACC3 Term Loan	115,000	9%	2.0%	2.2
Floating Rate Debt	365,000	30%	1.8%	3.1
Total	$1,215,000	100%	4.6%	5.3

Note:	We capitalized interest and deferred financing cost amortization of $3.2 million and $12.3 million during the three months and year ended December 31, 2015, respectively.

(1)	Principal amounts exclude deferred financing costs.

(2)	Principal amount excludes original issue discount of $1.9 million as of December 31, 2015.

Debt Principal Repayments as of December 31, 2015
($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total (1)	% of Total	Rates
2016	$—		$3,750	(4)	$3,750	0.3%	2.0%
2017	—		8,750	(4)	8,750	0.7%	2.0%
2018	—		102,500	(4)	102,500	8.4%	2.0%
2019	—		250,000	(5)	250,000	20.6%	1.7%
2020	—		—		—	—	—
2021	600,000	(2)	—		600,000	49.4%	5.9%
2022	—		—		—	—	—
2023	250,000	(3)	—		250,000	20.6%	5.6%
Total	$850,000		$365,000		$1,215,000	100%	4.6%

(1)	Principal amounts exclude deferred financing costs.

(2)	The 5.875% Unsecured Notes due 2021 mature on September 15, 2021.

(3)	The 5.625% Unsecured Notes due 2023 mature on June 15, 2023. Principal amount excludes original issue discount of $1.9 million as of December 31, 2015.

(4)
The ACC3 Term Loan matures on March 27, 2018 with no extension option. Quarterly principal payments of $1.25 million begin on April 1, 2016, increase to $2.5 million on April 1, 2017 and continue through maturity.

(5)	The Unsecured Term Loan matures on July 21, 2019 with no extension option.

DUPONT FABROS TECHNOLOGY, INC.
Selected Unsecured Debt Metrics(1)

	12/31/15	12/31/14
Interest Coverage Ratio (not less than 2.0)	4.8	6.1

Total Debt to Gross Asset Value (not to exceed 60%)	35.9%	30.8%

Secured Debt to Total Assets (not to exceed 40%)	3.4%	3.5%

Total Unsecured Assets to Unsecured Debt (not less than 150%)	245%	314%

(1)	These selected metrics relate to DuPont Fabros Technology, LP's outstanding unsecured notes. DuPont Fabros Technology, Inc. is the general partner of DuPont Fabros Technology, LP.

Capital Structure as of December 31, 2015
(in thousands except per share data)

Line of Credit				$—
Mortgage Notes Payable				115,000
Unsecured Term Loan				250,000
Unsecured Notes				850,000
Total Debt				1,215,000	29.3%
Common Shares	81%	66,106
Operating Partnership (“OP”) Units	19%	15,073
Total Shares and Units	100%	81,179
Common Share Price at December 31, 2015		$31.79
Common Share and OP Unit Capitalization			$2,580,680
Preferred Stock ($25 per share liquidation preference)			351,250
Total Equity				2,931,930	70.7%
Total Market Capitalization				$4,146,930	100.0%

DUPONT FABROS TECHNOLOGY, INC.
Common Share and OP Unit
Weighted Average Amounts Outstanding

	Q4 2015	Q4 2014	2015	2014
Weighted Average Amounts Outstanding for EPS Purposes:

Common Shares - basic	65,164,060	65,599,091	65,184,013	65,486,108
Effect of dilutive securities	—	982,629	—	600,271
Common Shares - diluted	65,164,060	66,581,720	65,184,013	66,086,379

Weighted Average Amounts Outstanding for FFO, Normalized FFO and AFFO Purposes:

Common Shares - basic	65,164,060	65,599,091	65,184,013	65,486,108
OP Units - basic	15,402,191	15,519,128	15,415,186	15,567,019
Total Common Shares and OP Units	80,566,251	81,118,219	80,599,199	81,053,127

Effect of dilutive securities	803,507	1,137,343	815,565	717,062
Common Shares and Units - diluted	81,369,758	82,255,562	81,414,764	81,770,189

Period Ending Amounts Outstanding:
Common Shares	66,105,650
OP Units	15,073,563
Total Common Shares and Units	81,179,213

DUPONT FABROS TECHNOLOGY, INC.
2016 Guidance
The earnings guidance/projections provided below are based on current expectations and are forward-looking.

	Expected Q1 2016 per share	Expected 2016 per share
Net income per common share and common unit - diluted	$0.34 to $0.36	$1.30 to $1.50
Depreciation and amortization, net	0.32	1.35

NAREIT FFO per common share and common unit - diluted (1)	$0.66 to $0.68	$2.65 to $2.85
Normalized FFO per common share and common unit - diluted (1)	$0.66 to $0.68	$2.65 to $2.85
Straight-line revenues, net of reserve	(0.02)	0.05
Amortization of lease contracts above and below market value	—	(0.01)
Compensation paid with Company common shares	0.02	0.07
Non real estate depreciation and amortization	—	0.01
Amortization of deferred financing costs	0.01	0.05
Improvements to real estate	(0.02)	(0.08)
Capitalized leasing commissions	(0.01)	(0.04)
AFFO per common share and common unit - diluted (1)	$0.64 to $0.66	$2.70 to $2.90

2016 Debt Assumptions

Weighted average debt outstanding	$1,385.0 million
Weighted average interest rate (one month LIBOR avg. 0.83%)	4.87%

Total interest costs	$67.4 million
Amortization of deferred financing costs	4.9 million
Interest expense capitalized	(10.4) million
Deferred financing costs amortization capitalized	(0.8) million
Total interest expense after capitalization	$61.1 million

2016 Other Guidance Assumptions

Total revenues	$500 to $520 million
Base rent (included in total revenues)	$340 to $355 million
General and administrative expense	$22 to $23 million
Investments in real estate - development (2)	$280 to $320 million
Improvements to real estate excluding development	$6 to $7 million
Preferred stock dividends	$27 million
Annualized common stock dividend	$1.88 per share
Weighted average common shares and OP units - diluted	81.5 million
Acquisitions of income producing properties	No amounts budgeted

(1)	For information regarding FFO and Normalized FFO, see “Reconciliations of Net Income to FFO, Normalized FFO and AFFO” in this earnings release.

(2)
Represents cash spend expected in 2016 for CH2 Phase II, CH2 Phase III and ACC7 Phase III which are currently in development and SC1 Phase III, ACC7 Phase IV, TOR1 Phase I (Toronto), ACC9 Phase I and CH3 Phase I which are currently not in development and require Board approval .